Exhibit 10.1

UBIQUITI NETWORKS, INC./CRAIG FOSTER

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered in between Craig Foster, an individual (“Executive”), and Ubiquiti Networks, Inc., (the “Company”), effective March 4, 2013 (the “Effective Date”).

1.	Position.

Executive will be employed as the Company’s Chief Financial Officer. Executive and the Company may mutually agree to change Executive’s positions or titles, and may from time to time alter the duties, responsibilities or functions initially associated with the positions.

2.	Primary Duties.

Executive will perform such duties and functions as are generally associated with the position of Chief Financial Officer as well as such other specific duties and functions that are reasonably assigned to him from time to time by the Company’s Chief Executive Officer.

3.	Base Salary.

Beginning on the Effective Date, Executive will receive an annual base salary of $330,000, (the “Base Salary”) which will be paid in accordance with the Company’s regular payroll practices, and which will be subject to withholding required by law. Thereafter, Executive’s annual base salary will be reviewed at least annually to determine whether, in the discretion of the Executive Officer and Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), Executive’s base salary should be changed.

4.	Annual Bonus.

Beginning on the fiscal year ending June 30, 2013, Executive will be eligible to receive an annual bonus with a target payout equal to 50% of his Base Salary (the “Target Bonus”), subject to achieving Company and individual performance goals established by the Compensation Committee. The award and payment of the executive bonus will be governed by the terms of the Company’s management bonus plan as approved by the Compensation Committee, who shall have the sole discretion to determine whether Executive is entitled to any such bonus and to determine the amount of any such bonus. Executive shall also receive a pro-rated bonus for the period of service beginning on the Effective Date to the end of the fiscal year ending June 30, 2013, which will be paid with the bonus for fiscal year 2013. Such bonus shall be determined by the Chief Executive Officer and the Compensation Committee and based on the performance of the Company and the Executive.

5.	Executive Benefits.

Executive will be eligible to participate in any employee benefit plans or programs, including but not limited to group medical benefits and 401(k) plan maintained or established by the Company to the same extent as other employees at Executive’s level within the Company, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any person or committee administering such plan or program.

The Company agrees to defend, indemnify and hold harmless Executive against any liability that Executive incurs within the scope of his employment with the Company (including any positions he holds with other entities because of his employment with the Company) to fullest extent permitted by the Company’s articles and by-laws and applicable law. The Company agrees to make reasonable efforts to obtain directors and officers’ liability insurance that covers Executive.

6.	Equity.

(a) Stock Options. Executive shall be granted a stock option (the “Option”) covering 50,000 shares of Company common stock, with a per share exercise price equal to 100% of the fair market value of the common stock on the grant date, and vesting as to 1/4th of the covered shares on the first anniversary of the Effective Date and as to 1/48th of the covered shares each month thereafter, so as to be 100% vested on the fourth anniversary of the Effective Date, subject to Executive’s continuing as a Service Provider, as such term is defined in the Company’s 2010 Equity Incentive Plan (the “Plan”), through each vesting date, and further subject to accelerated vesting as set forth in Section 9 below. The Option shall otherwise be subject to the terms and conditions of the Plan and the standard form of option agreement thereunder. The Option shall be an incentive stock option under Section 422 of the Internal Revenue Code to the extent permitted under the $100,000 rule of Code Section 422(d), and to the extent, if any, not so permitted shall be a nonstatutory stock option.

(b) Restricted Stock Award. Executive shall be granted restricted stock (the “Restricted Stock Award”) covering 110,000 shares vested as to 25% of the covered shares on each anniversary of the Effective Date, so as to be 100% vested on the fourth anniversary of the Effective Date, subject to Executive’s continuing as a Service Provider, as such term is defined in the Plan, through each vesting date, and further subject to accelerated vesting as set forth in Section 9 below. The Restricted Stock Award shall otherwise be subject to the terms and conditions of the Plan and the standard form of restricted stock purchase agreement thereunder.

7.	Other Obligations.

Executive will be subject to and agrees to adhere to all policies or procedures of the Company, as amended from time to time, applicable to Executive’s position or level within the Company. Executive’s employment agreement is conditioned upon Executive’s executing and faithful observance of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”), a copy of which is attached.

8.	At-Will Employment

Executive’s employment with the Company is for no specified duration and is at-will. Either Executive or the Company may terminate Executive’s employment or the terms of his employment at any time and for any reason, with or without cause and with or without notice. The at-will nature of Executive’s employment with the Company may be altered only in writing expressly so stating signed by the Company’s Chief Executive Officer. However, as described in Section 9 of this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of the termination of Executive’s employment.

9.	Termination of Employment.

(a) Termination Prior to a Change of Control; Termination More than Twenty-Four Months After a Change of Control Without Cause.

(i) Termination Without Cause or by the Executive for Good Reason Prior to a Change of Control or More than Twenty-Four Months Following a Change of Control. If, before or more than twenty-four (24) months following a Change of Control (as defined in section 9(g)), the Company terminates Executive’s employment without Cause (as defined in section 9(d)) or Executive voluntarily terminates his employment for Good Reason (as defined in section 9(f)) then, subject to Executive entering into and not revoking a Release of Claims in substantially the form attached hereto as Exhibit A (the “Release”), the Executive shall be entitled to (A) continued payments for twelve (12) months of his then existing Base Salary, (B) reimbursement for any COBRA premiums incurred by Executive during the twelve (12) month period following the termination date, or until Executive becomes eligible for coverage under another plan, whichever is earlier, and (C) in addition to Executive’s stock options that were exercisable immediately prior to such termination, Executive’s Stock Option, Restricted Stock Award and any other outstanding equity compensation awards shall accelerate vesting and, with respect to stock options or stock appreciation rights, shall become immediately exercisable by the Executive or the Executive’s estate, as if the Executive had remained continuously employed for a period of six (6) months following such termination. Any stock options or stock appreciation rights shall remain exercisable for the period prescribed in the Executive’s stock option or stock appreciation right agreements.

(ii) If Executive’s employment is terminated with Cause or if Executive initiates the termination of his employment, Executive shall not be entitled to the severance benefits set forth above, although the Company may pay severance in its sole discretion.

(b) Termination On or Within Twenty-Four Months Following a Change of Control by the Company Without Cause or by the Executive for Good Reason. If within the twenty-four (24) month period on or following a Change of Control (as defined in section 9(g)), Executive’s employment with the Company is terminated by the Company Without Cause or is voluntarily terminated by Executive for Good Reason (as defined in section 9(f)) then, subject to Executive entering into and not revoking a Release, the Executive shall be entitled to the following: (A) a lump-sum cash payment equal to twelve (12) months of his then-existing Base Salary and Target Bonus, (B) reimbursement for any COBRA premiums incurred by Executive during the twelve (12)

month period following the termination date (or until Executive becomes eligible for coverage under another plan, whichever is earlier), and (C) in addition to Executive’s stock options that were exercisable immediately prior to such termination, Executive’s Stock Option, Restricted Stock Award and any other outstanding equity compensation awards shall accelerate their vesting 100% so as to become fully vested, and, with respect to stock options or stock appreciation rights, fully exercisable. Any stock options or stock appreciation rights shall remain exercisable for the period prescribed in the Executive’s stock option or stock appreciation right agreements.

(c) Voluntary Terminations. If executive voluntarily terminates his employment with the Company, other than a voluntary termination for Good Reason (as defined in section 9(f)), then Executive will (i) receive his Base Salary through the date of termination of employment and (ii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options or other equity compensation awards) from the Company except as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code). All payments and benefits will be subject to applicable withholding taxes.

(d) Cause. For all purposes under this Agreement, a termination for “Cause” shall mean that the Executive’s employment is terminated for any of the following reasons: (a) intentional and material dishonesty in the performance of Executive’s duties for the Company; (b) conduct (including conviction of or plea of nolo contendere to a felony) which has a direct and material adverse effect on the Company or its reputation; (c) material failure to perform Executive’s reasonable duties or comply with Executive’s obligations under this Agreement or the Company’s Confidential Information and Invention Assignment Agreement after receipt of written notice specifying the failure, if Executive does not remedy that failure within 10 days of receipt of written notice from the Company, which notice will state that failure to remedy such conduct may result in termination for Cause or (d) an incurable material breach of the Company’s Confidential Information and Invention Assignment Agreement, including, without limitation, theft or other misappropriation of the Company’s proprietary information.

(e) Without Cause. For all purposes under this Agreement, a termination of the Employment by the Company “Without Cause” shall mean a termination by the Company in the absence of “Cause”, as defined above.

(f) Good Reason. For all purposes under this Agreement, “Good Reason” shall mean, without Executive’s express written consent, (i) a material reduction of Executive’s duties, position or responsibilities from being the Chief Financial Officer of a publicly traded company; (ii) a more than 10% reduction by the Company in Executive’s Base Salary or more than 20% reduction by the Company in Executive’s Target Bonus, as in effect immediately prior to such reduction (other than temporary reductions generally applicable to senior executives of the Company); (iii) any material breach of this Agreement by the Company; or (iv) any office relocation to a location that is more than 50 miles further from the Executive’s primary residence. Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within sixty (60) days of the initial existence of the condition constituting Good Reason, upon such notice Executive provides the Company with a period of thirty (30) days to remedy the condition constituting Good Reason, the Company fails to cure the Good Reason within that period, and the termination of employment occurs within 60 days of the expiration of the cure period.

(g) Change of Control. For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) that is not a stockholder of the Company as of the date hereof becomes the “beneficial owner” (as defined under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the date hereof, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) A sale, transfer or other disposition of all or substantially all of the assets of the Company.

10.	Non-Solicitation.

During the Executive’s Employment Term, Executive, directly or indirectly, whether as an employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venture or otherwise, will not engage, participate or invest in any business activity anywhere in the world which develops, manufactures or markets products or performs services which are competitive with the products or services of the Company or products or services which the Company has under development or which are the subject of active planning. Executive is not prohibited from purchasing equities or derivatives in any publicly traded any company.

For a period of twelve (12) months following the date Executive ceases to be employed by the Company for any reason, Executive, directly or indirectly, will not: (i) solicit, induce, influence or encourage any person to leave employment with the Company or its resellers or distributors or (ii) solicit any of the Company’s customers or users who were customers or users at any time during Executive’s employment with Company or (iii) harass or disparage the Company or its employees, clients, directors or agents.

11.	Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated under Section 409A, as each may be amended from time to time (together, “Section 409A”). Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case or when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Notwithstanding anything herein to the contrary, if Executive dies following his “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit

(c) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

(d) Receipt of the severance payments and benefits specified in Section 9 shall be contingent on Executive’s execution of the Release, the lapse of any statutory period for revocation, and such Release becoming effective in accordance with its terms within fifty-two (52) days following the termination date. Any severance payment to which Executive otherwise would have been entitled during such fifty-two (52) day period shall be paid by the Company in cash and in full arrears on the fifty-third (53rd) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Section 409A.

12.	Written Amendment or Modification; Waiver.

Except as provided in this paragraph, this Agreement may be altered, modified, or amended only by a writing signed by Executive and the Company’s Chief Executive Officer expressly acknowledging that it is altering, modifying or amending the Agreement. No modification, waiver or discharge of this Agreement will be effective unless in writing signed by the Executive and by the Company’s Chief Executive Officer. No waiver by either party of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time. Notwithstanding the foregoing, the Compensation Committee may modify this Agreement unilaterally without the Executive’s written consent in the event that, in the Compensation Committee’s sole discretion, a change in applicable laws, rules or regulations necessitate (including Code Section 409A) such modifications; however, no such modification may adversely affect any payment or benefit to the Executive under this Agreement unless the Company provides the Executive with a substitute payment or benefit that complies with the change in legal requirements and is the economic equivalent of the adversely affected payment or benefit.

13.	Successors and Assigns.

This Agreement shall be binding upon and benefit Executive’s heirs, executors, administrators and other legal representatives and will be binding on and benefit the Company, its successors and assigns. This Agreement is specific to Executive and may not be assigned or substituted for without the express written consent of the Company’s Chief Executive Officer, subject to the approval of the Compensation Committee.

14.	Entire Agreement

This Agreement, and the attached Confidential Information Agreement, sets form the entire agreement and understanding between the Company and Executive relating to its subject matter, is fully integrated and supersedes all prior of contemporaneous discussions, representations, and agreements, whether oral or in writing, between the parties on that subject matter.

15.	Governing Law; Consent to Personal Jurisdiction.

This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions thereof. Executive hereby expressly consents to personal jurisdiction in the State and federal courts located in California for any lawsuit arising from or relating to this Agreement, without regard to his then-current residence or domicile.

16.	Severability.

The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect to the maximum extent of the law.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	UBIQUITI NETWORKS, INC.

/s/ Craig Foster	By:	/s/ Robert J. Pera
Craig Foster		Robert J. Pera

Dated: February 14, 2013	Dated: February 14, 2013